Exhibit 99.1

January 8, 2020

Western Uranium & Vanadium Corp. Provides Company Updates

FOR IMMEDIATE RELEASE

Toronto, Ontario and Nucla, Colorado - Western Uranium & Vanadium Corp. (CSE:WUC) (OTCQX:WSTRF) (“Western” or “Company”) is providing the following Company updates:

Vancouver Resource Investment Conference 2020 Attendance

Western announces that company representatives will be attending the Vancouver Resource Investment Conference 2020 to be held in Vancouver, British Columbia, Canada at the Vancouver Convention Centre West on January 19-20, 2020. The conference is sponsored annually by Cambridge House International. Western will be at booth #519 to meet with attendees of the conference. The CEO of the Company, George Glasier will be making a corporate presentation on Sunday, January 19th at 1:20pm in the Workshop 3 room.

Throughout the conference Mr. Glasier will be available for individual meetings with shareholders and stakeholders. If you wish to meet with Western, please email the Company’s Investor Relations department at ir@western-uranium.com to set up a meeting or visit Western at booth #519.

Grant of Stock Options

Western announces that it has granted an aggregate of 600,000 options (“Options”) to purchase common shares to a number of officers, directors, and consultants of Western under the Company’s Incentive Stock Option Plan. The Options were granted on January 6, 2020, and the exercise price set at CAD$1.03 based upon the closing prices on both the date of the grant and the prior trading day. Each option is exercisable to acquire one common share for a five-year term. The Options vest equally in three installments beginning on the date of grant and thereafter on January 31, 2020, and June 30, 2020.

About Western Uranium & Vanadium Corp.

Western Uranium & Vanadium Corp. is a Colorado based uranium and vanadium conventional mining company focused on low cost near-term production of uranium and vanadium in the western United States, and development and application of kinetic separation.

Cautionary Note Regarding Forward-Looking Information: Certain information contained in this news release constitutes “forward-looking information” or a “forward-looking statements” within the meaning of applicable securities laws (collectively, “forward-looking statements”). Statements of that nature include statements relating to, or that are dependent upon: the Company’s expectations, estimates and projections regarding exploration and production plans and results; the timing of planned activities; whether the Company can raise any additional funds required to implement its plans; whether regulatory or analogous requirements can be satisfied to permit planned activities; and more generally to the Company’s business, and the economic and political environment applicable to its operations, assets and plans. All such forward-looking statements are subject to important risk factors and uncertainties, many of which are beyond the Company’s ability to control or predict. Please refer to the Company’s most recent Management’s Discussion and Analysis, as well as its other filings at www.sec.gov and/or www.sedar.com, for a more detailed review of those risk factors. Readers are cautioned not to place undue reliance on the Company’s forward-looking statements, and that these statements are made as of the date hereof. While the Company may do so, it does not undertake any obligation to update these forward-looking statements at any particular time, except as and to the extent required under applicable laws and regulations.

FOR ADDITIONAL INFORMATION, PLEASE CONTACT:

George Glasier

President and CEO

970-864-2125

gglasier@western-uranium.com

Robert Klein

Chief Financial Officer

908-872-7686

rklein@western-uranium.com